EXHIBIT 99.1

NYSE: WMB

Date: April 14, 2004

Williams Completes $400 Million Unsecured Credit Facility

     TULSA, Okla. – Williams (NYSE:WMB) announced today that it has obtained a new five-year, $400 million unsecured credit facility from Citigroup. Williams plans to use the new facility primarily for issuing letters of credit.

     The new facility will be used by Williams as an alternative to its existing line of credit that requires cash collateralization, freeing up approximately $400 million. Williams plans to apply the funds that were previously used for cash collateralization for general corporate purposes, including future debt repayments.

     “The successful completion of the new credit facility is the first of two steps in the company’s planned replacement of its credit facilities. These actions are designed to unlock additional cash that can be used to retire a portion of our long-term debt ahead of schedule,” said Don Chappel, Williams’ chief financial officer.

     Williams was able to obtain the new unsecured credit facility through Citigroup’s ability to syndicate the associated credit risk into the institutional investor market via a 144A offering. The facility is incremental to Williams’ traditional bank capacity with its current lender group.

     Williams also is exploring replacement of its current $800 million cash-collateralized revolver with a more traditional secured revolving credit facility.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.